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                                                                    EXHIBIT 12.1


                          TRANSOCEAN SEDCO FOREX INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)


                                         Supplemental
                                          Pro Forma
                                          Year Ended
                                          December 31,                       Year Ended December 31,
                                            2000(1)        2000       1999(2)      1998(2)       1997(2)       1996(2)
                                          ----------     --------    -------      --------      --------      --------
Earnings:
 Income before minority interest,
  income taxes & extraordinary items       $  8,000      $144,416    $48,807      $374,021      $292,459      $163,071
Less:
 Undistributed equity in earnings
  of joint ventures.................          7,800         9,393      5,610         5,389         4,946         5,647
 Interest capitalized during the
  period............................        141,800        86,619     27,212         8,660            --            --
 Minority interest in pre-tax
  income of subsidiaries that have
  not incurred fixed charges........             --           593         --            --            --            --
Add:
 Distributed earnings of less than
  fifty percent owned joint ventures          5,407         5,407      5,188         4,426         3,400         3,500
 Interest expense...................        313,000        89,644     37,462        21,610        19,639         7,887
 Interest component of rental
  expense...........................         29,038        18,013     21,646        20,476        11,780         5,952
 Amortization of capitalized
  interest..........................          5,702         2,628         --            --            --            --
                                           --------      --------    -------      --------      --------      --------
   EARNINGS AS ADJUSTED.............       $211,547      $163,503    $80,281      $406,484      $322,332      $174,763
                                           ========      ========    =======      ========      ========      ========
Fixed Charges:
 Interest costs, including
  capitalized interest..............       $313,000      $ 89,644    $37,462      $ 21,610      $ 19,639      $  7,887
 Interest component of rental
  expense...........................         29,038        18,013     21,646        20,476        11,780         5,952
                                           --------      --------    -------      --------      --------      --------
     FIXED CHARGES..................       $342,038      $107,657    $59,108      $ 42,086      $ 31,419      $ 13,839
                                           ========      ========    =======      ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES..           --(3)          1.5        1.4           9.7          10.3          12.6
                                           ========      ========    =======      ========      ========      ========

(1) On January 31, 2001 we completed our merger transaction with R & B Falcon. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The supplemental pro forma ratio of earnings to fixed charges for the year ended December 31, 2000 assumes that we completed the merger transaction with R & B Falcon on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to fixed charges.

(2) On December 31, 1999 we completed our merger transaction with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The historical ratio of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex Holdings Limited.

(3) Supplemental pro forma earnings were insufficient to cover fixed charges by $130.5 million.